Exhibit 10.4
Execution Version
TRANSFER AGENT SERVICING AGREEMENT
THIS AGREEMENT is made and entered into as of March 26, 2021, by and NC SLF Inc., a Maryland corporation (the “Fund”) and U.S. Bancorp Fund Services, LLC, d/b/a/ U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).
WHEREAS, the Fund is a closed-end management investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act” or the “Act”);
WHEREAS, each SPV (as defined below), upon formation, shall be a wholly owned subsidiary of the Fund;
WHEREAS, the Fund is authorized to offer and sell shares of the Fund’s common stock, par value $0.01 (collectively, the “Shares”);
WHEREAS, Fund Services is, among other things, in the business of administering transfer agent functions for the benefit of its customers; and
WHEREAS, the Fund desires to retain Fund Services to provide transfer agent services.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.    Appointment of Fund Services as Transfer Agent
The Fund hereby appoints Fund Services as transfer agent of the Fund and each bankruptcy remote special purpose entity for which Administrator has provided notice to Fund Services of such entity’s formation (each, an “SPV”) on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement, and concerning each SPV, after it has been added to Annex I attached hereto by amendment of this Agreement . The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.
2.    Services and Duties of Fund Services
Fund Services shall provide the following transfer agent services to the Fund:
(1)    Receive and process orders for the purchase of Shares in accordance with applicable rules under the 1940 Act and other applicable regulations, and as specified in the Fund’s registration statement and other operative documents.

(2)    Process subscription agreements received from prospective holders of Shares (such holders of Shares, “Shareholders”).
(3)    Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Fund’s custodian(s), and issue the appropriate number of uncertificated Shares with such uncertificated Shares being held in the appropriate Shareholder account.
(4)    Arrange for issuance of Shares obtained through transfers of funds from Shareholders’ accounts at financial institutions.
(5)    Process tender offers and related repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Fund.
(6)    Pay monies upon receipt from the Fund where relevant, in accordance with the instructions of redeeming Shareholders.
(7)    Process transfers of Shares in accordance with the Shareholder’s instructions and as permitted by the Fund’s registration statement and other operative documents.
(8)    Prepare and transmit payments for distributions declared by the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with Shareholder instructions.
(9)    Make changes to Shareholder records, including, but not limited to, address changes.
(10)    Prepare ad-hoc reports as necessary at prevailing rates. Any such ad-hoc reporting to exceed $500 in cost to be explicitly approved by the Fund.
(11)    Provide Shareholder account information upon Shareholder or Fund request and prepare and mail confirmations and statements of account to Shareholders for all purchases, redemptions, and other confirmable transactions as agreed upon with the Fund.
(12)    Mail account statements and performance reports in a form approved by the Fund to Shareholders on a monthly basis and shareholder reports on annual basis.
(13)    Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information required with respect to dividends, distributions and repurchases for all shareholders.
(14)    Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which Fund Services is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.
(16)    Answer correspondence from shareholders, securities brokers and others relating to Fund Services duties hereunder within required time periods established by applicable regulation.

(17)    Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.
(18)    Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (“SOX Act”) or any rules or regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.
(19)    In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act, Fund Services will provide the Fund’s Chief Compliance Officer with reasonable access to Fund Services’ Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the 1940 Act) involving Fund Services that affect or could affect the Fund.
3.    Lost Shareholder Due Diligence Searches and Servicing
The Fund hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to the Fund as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Fund hereby acknowledges that Fund Services is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Fund hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder. Fund Services shall report, or arrange to have reported, to the Fund shareholder account information where such accounts or funds have been turned over to applicable state authorities.
4.    Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Fund acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Fund Services describing various tools used by Fund Services, which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Fund and Fund Services have determined that the Procedures, as part of the Fund’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to: (i) prevent the Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and

(iii) to achieve compliance with the applicable provisions of the Bank Secrecy Act and the USA Patriot Act of 2001 and the implementing regulations thereunder.
Based on this determination, the Fund hereby instructs and directs Fund Services to implement the Procedures on the Fund’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s anti-money laundering and identity theft responsibilities.
Fund Services agrees to provide to the Fund:
(a)    Prompt written notification of any transaction or combination of transactions that Fund Services believes, based on the Procedures, evidence money laundering, activity that may warrant a suspicious activity report or identity theft activities in connection with the Fund or any shareholder of the Fund;
(b)    Prompt written notification of any customer(s) that Fund Services reasonably believes, based upon the Procedures, to be engaged in money laundering, activity that may warrant a suspicious activity report or identity theft activities, provided that the Fund agrees not to communicate this information to such customer;
(c)    Any reports received by Fund Services from any government agency or applicable industry self-regulatory organization pertaining to Fund Services anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Fund;
(d)    Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and
(e)    Certified quarterly reports of its monitoring and customer identification activities on behalf of the Fund, including an annual certification that Fund Services has applied and followed the Procedures during the relevant reporting period;
The Fund hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services implementation of the Procedures on behalf of the Fund, as it may request, and (ii) permit such federal regulators to inspect Fund Services implementation of the Procedures on behalf of the Fund.
5.    Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by consent of both parties to this agreement). Fund Services shall be compensated for such miscellaneous expenses as are reasonably incurred by Fund Services in performing its duties hereunder and as are described in Exhibit B hereto. Fund Services shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within thirty (30) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to Fund Services shall only be paid out of assets and property of the Fund involved.
6.    Representations and Warranties
A.    The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)    The Fund is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(2)    This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property that would prohibit its execution or performance of this Agreement.
B.    Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(2)    This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property that would prohibit its execution or performance of this Agreement; and
(4)    It is a registered transfer agent under the Exchange Act.
7.    Standard of Care; Indemnification; Limitation of Liability
A.    Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable and documented attorneys' fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, (ii) in reliance upon any written or oral instruction provided to Fund Services by the Fund’s investment adviser or by any duly authorized officer of the Fund, as approved by the Board of Directors, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors,officers and employees. Fund Services shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees.
Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Fund in the event of any service interruption that materially impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Fund Services’ premises and operating capabilities, books and records maintained on behalf of the Fund at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Fund Services shall promptly notify the Fund upon discovery of any material administrative error, and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error that the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance. Moreover, Fund Services shall obtain and provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.
Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.
B.    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
C.    The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.
D.    If Fund Services is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.
8.    Data Necessary to Perform Services
The Fund or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. For the avoidance of doubt, Fund Services agrees that, to the extent required in order to carry out any of its obligations hereunder, Fund Services will coordinate with all other service providers of the Fund as may be requested and authorized by the Fund, including each custodian of the Fund, as appropriate. If Fund Services is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such capacity.
9.    Proprietary and Confidential Information
Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities provided that to the extent permitted by law, Fund Services shall provide the Fund notice prior to such disclosures, or (iii) when so requested by the Fund. Records and other information that have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph. Further, Fund Services will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm Leach Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, Fund Services has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Fund Services shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Fund Services shall bear the cost of the Security Breach only if Fund Services is determined to be responsible for such Security Breach.
In addition to, and without limiting the foregoing, Fund Services will promptly cooperate with the Fund or any of their affiliates’ regulators at Fund Services expense (only if Fund Services is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.
Fund Services will provide the Transfer Agent with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to Fund Services CCO Portal (limited to two persons) to the extent such reports are available and related to services performed or made available by Fund Services under this Agreement. The Transfer Agent acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.
Notwithstanding the foregoing, Fund Services will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Transfer Agent or allowed under one of the exceptions noted under the Gramm Leach Bliley Act.

10.    Records
Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or their designee on and in accordance with its request. Fund Services agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the SOX Act. Without limiting the generality of the foregoing, Fund Services shall cooperate with the Transfer Agent and assist the Fund, as necessary, by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s internal control over financial reporting (as defined in Sections 13a-15(f) or 15a-15(f) of the Exchange Act).
11.    Compliance with Laws
The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Act, the Internal Revenue Code of 1986, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its registration statement and other operative documents. Fund Services’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance and oversight responsibility with respect thereto.
The foregoing shall not affect Fund Services’ responsibilities for compliance and related matters delegated to Fund Services by the Fund as expressly provided herein. Fund Services shall comply with changes to all regulatory requirements affecting its services hereunder to the Fund and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.
12.    Term of Agreement; Amendment
This Agreement shall become effective as of the date written above and will continue in effect until December 20, 2021 (“Initial Term”). Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 60 days prior to the end of the then current term that it will not be renewing the Agreement. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Fund, and authorized or approved by the Board of Directors.

13.    Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Fund by written notice to Fund Services, Fund Services will promptly, upon such termination and, except in the case of a material breach by Fund Services, in which case all expenses shall be borne by Fund Services, at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Fund Services has maintained the same, the Fund shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.
14.    Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund Services, or by Fund Services without the written consent of the Fund accompanied by the authorization or approval of the Board of Directors.
15.    Governing Law
This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the SEC thereunder.
16.    Services not Exclusive
Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
17.    No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
18.    Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
19.    Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Fund shall be sent to:

NC SLF Inc.
c/o Churchill Asset Management LLC
430 Park Avenue 14th Floor
New York, NY 10022
20.    Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
21.    Entire Agreement
This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above.

N SLF Inc.		U.S. Bancorp Fund Services, LLC

By:	/s/ Shai Vichness	By:	Anita Zagrodnik

Name:	Shai Vichness	Name:	Anita Zagrodnik

Title:	Chief Financial Officer	Title:	Senior Vice President

Date:	March 25, 2021	Date:	March 26, 2021
[Signature Page to Transfer Agent Agreement]

ANNEX I
List of each SPV

Exhibit A to the Transfer Agent Servicing Agreement
As Of Processing Policy
Fund Services will reimburse the Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts the Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the as of ledger each calendar month so that any losses that do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Fund Services will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable. Fund Services will supply the Fund from time to time, as mutually agreed upon, reports summarizing the as-of transactions identified pursuant this policy.

Exhibit B to the Transfer Agent Servicing Agreement